Exhibit (h)(4)

FORM OF AMENDED AND RESTATED SERVICING AGREEMENT

THIS AMENDED AND RESTATED SERVICING AGREEMENT (this “Agreement”) is made as of February 28, 2014 by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and Hennessy Advisors, Inc., a California corporation (“HNNA”).

RECITALS

WHEREAS, the Trust is engaged in business as a diversified open-end management investment company and HNNA serves as investment adviser to the Funds pursuant to one or more investment advisory agreements with the Trust (the “Advisory Agreements”);

WHEREAS, the Trust and HNNA previously entered into a Servicing Agreement, dated as of July 1, 2005, pursuant to which the Trust retained HNNA to perform services to certain of the Funds that are in addition to the services that HNNA performs for such Funds pursuant to the Advisory Agreements (the “Original Agreement”); and

WHEREAS, in connection with a reorganization effective as of February 28, 2014 that resulted in the creation of new investment series of the Trust, the Trust and HNNA desire to amend and restate the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Funds and HNNA do mutually promise and agree as follows:

1. Duties of HNNA.  The Trust hereby employs HNNA to provide “Administrative Support Services” to the Funds.  “Administrative Support Services” shall include:  (a) maintaining an “800” number that current shareholders may call to ask questions about the Funds or their accounts with the Funds; (b) assisting shareholders in processing exchange and redemption requests; (c) assisting shareholders in changing dividend options, account designations and addresses; (d) responding generally to questions of shareholders; and (e) providing such other similar services as the Trust shall request.  “Administrative Support Services” shall not include services HNNA is required to perform under the Advisory Agreements, including investment advisory services.

2. Expenses.  HNNA assumes the responsibility, and shall pay, for maintaining the staff and personnel necessary to perform its obligations under this Agreement.

3. Compensation of HNNA.  For the services rendered by HNNA under this Agreement, each Fund shall pay to HNNA at the end of each calendar month a servicing fee based on the average daily net assets of such Fund for such month, as determined by valuations made as of the close of each business day during the month.  The servicing fee payable by each Fund is set forth on Schedule A hereto.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets of the business days during which it is so in effect.

4. Duration and Termination.  This Agreement shall become effective as of the date first above written and shall remain in force with respect to each Fund so long as its continuance is specifically approved with respect to each Fund at least annually by a majority of those trustees who are not parties to this Agreement or “interested persons” (as such term is defined in the Investment Company Act of 1940, as amended) of any such party (the “Disinterested Trustees”).  This Agreement may be terminated by either party on sixty (60) days’ written notice to the other party.

5. Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of a majority of the Disinterested Trustees.

6. Obligations of the Trust.  The name “Hennessy Funds Trust” and references to the trustees of Hennessy Funds Trust refer respectively to the Trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Trust Instrument dated as of September 16, 1992, as amended, which is hereby referred to and a copy of which is on file with the Secretary of the State of Delaware.  The obligations of Hennessy Funds Trust entered into in the name or on behalf thereof by any of the trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

HENNESSY ADVISORS, INC.

By:          ______________________________________
Neil J. Hennessy
President and Chief Executive Officer

HENNESSY FUNDS TRUST

By:          ______________________________________
Neil J. Hennessy
President

Signature Page to Amended and Restated Servicing Agreement

SCHEDULE A

(as of February 28, 2014)

Name of Fund	Servicing Fee per Annum (as a % of average daily net assets)

Hennessy Cornerstone Growth Fund	0.10%

Hennessy Cornerstone Mid Cap 30 Fund	0.10%

Hennessy Cornerstone Large Growth Fund	0.10%

Hennessy Cornerstone Value Fund	0.10%

Hennessy Large Value Fund	0.10%

Hennessy Total Return Fund	0.10%

Hennessy Balanced Fund	0.10%

Hennessy Japan Fund	0.10%

Hennessy Japan Small Cap Fund	0.10%

Schedule A